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Exhibit 10.11

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is made as of the 24th day of April, 2001, by and among KQQK License, Inc. ("Licensee"), KQQK Inc. ("KQQK and together with Licensee, the "Seller"), HBC License Corporation ("HBC License") and HBC Broadcasting Texas, L.P. ("HBC Texas" and together with HBC License, the "Purchaser").

W I T N E S S E T H:

        WHEREAS, Licensee is the licensee of radio station KQQK(FM) (the "Station"), licensed to Galveston, Texas and authorized by the Federal Communications Commission (the "Commission" or "FCC") to operate at 106.5 MHz, and KQQK owns the assets which are used in the operation of the Station; and

        WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, certain of the radio station properties and assets relating to the Station as described herein under the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

        1.    PURCHASE AND SALE OF ASSETS.

        1.1  Purchase and Sale of Assets.    Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, all right, title and interest in and to the following assets relating to the Station (the "Purchased Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others (other than liens and charges for which a proration adjustment is made pursuant to Section 15.2 hereof):

        (a)  All licenses, construction permits or authorizations issued by or pending before the FCC or any other governmental authority for use in the operation of the Station that are set forth on Schedule 1.1(a) attached hereto, together with any and all renewals, extensions and modifications thereof (the "Governmental Licenses");

        (b)  The tower site location identified on Schedule 1.1(b) hereto near Hitchcock, Texas (Galveston County), together with all broadcast towers and other improvements, fixtures and structures thereon and all rights and appurtenances pertaining thereto, together with replacements thereof and additions thereto made between the date hereof and the Closing (the "Transmitter Site");

        (c)  All antennas, main and back-up transmitters and generators, STL's, data links for transmitter telemetry, wireless microphones and other tangible personal property located, or otherwise intended for use, at the Transmitter Site, as more particularly described on Schedule 1.1(c) hereto; and

        (d)  Unless as may be otherwise required by law, all materials maintained in the FCC public inspection file relating to the Station, technical data, political advertising records and all other books and records related solely to the Purchased Assets, such as property tax records, correspondence with and documents pertaining to governmental authorities and similar third parties regarding the Purchased Assets (the "Business Records").

        The foregoing notwithstanding, in no event shall the Purchased Assets be deemed to include (i) the cash and cash equivalents of the Seller or the Station (except for any normal and customary deposits with respect to the Purchased Assets), (ii) any accounts receivable, notes receivable or other receivables of the Seller (including tax refunds), (iii) any of the Seller's or Station's call letters (which Purchaser acknowledges will be moved by Seller to a new frequency), internet addresses, programming format or other intellectual property (other than the Business Records), (iv) any studio or office equipment and fixtures, vehicles, promotional materials, tapes and record libraries and similar items in respect of the Station, (v) the Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller, (vi) securities of any kind owned by Seller, (vii) insurance contracts or proceeds thereof or (viii) claims arising out of acts occurring before the Closing Date.

        1.2  Assumed Contracts.    At the Closing, the Purchaser shall assume the specified contractual obligations of the Station listed on Schedule 1.2 hereto (the "Assumed Contracts"), and the Purchaser agrees to pay and perform the Assumed Contracts after the Closing Date. Except as specifically set forth on such Schedule 1.2, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Station or Seller, including without limitation, employee obligations, taxes, accounts payable and time sales and barter obligations of the Station.

        2.    CONSIDERATION; CLOSING.

        2.1  Purchase Price.    The consideration to be received by the Seller in exchange for the Purchased Assets shall be $80 million, which shall be paid in full to Seller by wire transfer at the Closing.

        2.2  Time of Closing.

        (a)  A closing (the "Closing") for the sale and purchase of the Purchased Assets shall be held at the offices of the Purchaser in Dallas, Texas (or such other place as may be agreed upon by the parties in writing). The Closing shall occur on such date (the "Closing Date") that is the 7th day after the FCC Order (defined below). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

        (b)  In order to consummate the transfer of the Purchased Assets, Seller and Purchaser agree to use their reasonable best efforts to file, within three business days after the date hereof, an assignment of license application (the "FCC Application") requesting FCC consent to the assignment from the Licensee to HBC License of all Governmental Licenses relating to the operation of the Station. The parties agree that the FCC Application will be prosecuted with best reasonable efforts, in good faith and with due diligence. The parties agree to use their reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing within five business days after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as rapidly as practical. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the FCC Application (it being understood that the parties will bear equally the FCC filing fee). As used herein, the term "FCC Order" shall mean that the FCC staff has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the Governmental Licenses; and the term "Final Order" shall mean that the FCC Order shall have become final, that the time period for filing any protests, requests for stay, reconsideration by the FCC, petitions for rehearing or appeal of such order shall have expired, and that no protest, request for stay, reconsideration by the FCC, petition for rehearing or appeal of such order shall be pending.

        (c)  To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the parties further agree to use their reasonable best efforts to make any necessary filings with the Federal Trade Commission and Department of Justice (collectively the "DOJ") under the HSR Act, within five business days after the filing of the FCC Application, with appropriate governmental agencies and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. The fees associated with any filings made pursuant to the HSR Act shall be paid equally by the Purchaser and the Seller.

        2.3  Closing Procedure.    At the Closing, the Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (i) issue and deliver to Seller the purchase price in accordance with Section 2.1 above and (ii) execute and deliver the assumption agreements with respect to the Assumed Contracts as are contemplated by Section 1.2 hereof. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

        2.4  Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro (whose fees shall be paid by Purchaser). Seller and Purchaser agree to use the allocations determined pursuant to this Section 2.4 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

        3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER.

        The Seller hereby represents and warrants to the Purchaser, as follows:

        3.1  Organization; Good Standing.    Each of KQQK and Licensee is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

        3.2  Due Authorization.    Subject to the FCC Order, the Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. The Seller has taken all necessary corporate action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

        3.3  Execution and Delivery.    Neither the execution and delivery by the Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or bylaws of Seller (ii) subject to the FCC Order, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on Purchaser's ownership of the Purchased Assets; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which the Seller is a party or by which it or its assets may be bound or affected.

        3.4  Governmental Consents.    No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC or under the HSR Act.

        3.5  Title to Personal Property Assets.    Except for leased property, the Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased Assets constituting personal property, free and clear of liens, claims and encumbrances except (i) liens for taxes not yet payable and (ii) the Assumed Contracts.

        3.6  Transmitter Site.

        (a)  Seller has good, indefeasible and record title to the Transmitter Site, in fee simple absolute, and there are no outstanding liens or encumbrances with respect to the Transmitter Site or any part thereof, except as set forth on Schedule 3.6. Seller has paid or will pay (or through prorations be assessed) at Closing all taxes, charges and assessments (special or otherwise) required to be paid to any taxing authority which could in any way now or hereafter constitute a lien against the Transmitter Site or any part thereof (except for taxes and assessments for the current year). Seller has not received any notice from any taxing authority or governmental agency asserting that it has failed to file or have improperly filed any tax return or report in respect of any taxes now owing by it (except current taxes and assessments not yet delinquent) which could in any way now or hereafter constitute a lien against the Transmitter Site or any part thereof; and no action or proceeding is now pending by a governmental agency or authority for the assessment or collection of such taxes, charges or assessments against Seller. There are now in full force and effect duly issued certificates of occupancy permitting the Transmitter Site and improvements located thereon to be legally used and occupied as the same are now constituted. The Transmitter Site has permanent rights of access to dedicated public highways, and the Seller has obtained all necessary approvals of the FAA in connection with the operation of the Transmitter Site. Except as set forth on Schedule 3.6, there is not (i) any claim of adverse possession or prescriptive rights which may materially and adversely affect the Transmitter Site, (ii) any structure located on the Transmitter Site that materially encroaches on or over the boundaries of neighboring or adjacent properties; or (iii) any structure of any other party which materially encroaches on or over the boundaries of the Transmitter Site. To the knowledge of Seller, the Transmitter Site is not located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any law. No public improvements have been commenced relating to the Transmitter Site, and to the knowledge of Seller, none are planned which in either case may result in special assessments against or otherwise materially and adversely affect the Transmitter Site.

        (b)  Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Transmitter Site. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Station to the Transmitter Site or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

        (c)  To Seller's knowledge (i) no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Transmitter Site which is, in any case, in material violation by Seller of applicable environmental law; (ii) no portion of the Transmitter Site has been used as a landfill or for storage or landfill of hazardous or toxic materials; and (iii) there are not any underground storage tanks that are currently located on or that have been removed from the Transmitter Site. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

        3.7  Condition of Assets.    All of the Purchased Assets viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued use thereof.

        3.8  Governmental Licenses.    Schedule 1.1(a) lists and accurately describes all of the Governmental Licenses necessary for the lawful ownership and operation of the Station and the conduct of their businesses, except where the failure to hold such Governmental License would not have a material adverse effect on the Station. The Seller has furnished to Purchaser true and accurate copies of all of the Governmental Licenses. Each such Governmental License is in full force and effect and is valid under applicable federal, state and local laws; the Station is being operated in compliance in all material respects with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC; and to the knowledge of the Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any Governmental License or the imposition of any restriction of such a nature as might adversely affect the ownership or operation of the Station as now conducted, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the Governmental Licenses. The Governmental Licenses are unimpaired by any act or omission of the Seller or any of the Seller's officers, directors or employees and the Seller has fulfilled and performed all of its obligations with respect to the Governmental Licenses and has full power and authority thereunder. No application, action or proceeding is pending for the renewal or modification of any of the Governmental Licenses, except as described on Schedule 1.1(a). No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute ground for revocation thereof and would have a materially adverse effect on the business or financial condition of the Station.

        3.9  Reports.    As of the Closing Date, the Seller will have duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a material adverse effect upon the operations of the Station. All reports required to be filed by the Seller with the FCC with respect to the Station will have been filed as of the Closing Date, except where the failure to so file would not materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Station or which challenges the validity or propriety of any of the transactions contemplated by this Agreement. Such reports and disclosures will be complete and accurate in all material respects.

        3.10 Taxes.    As of the Closing Date, (i) all tax reports and returns required to be filed by or relating to the Purchased Assets or operations of the Station (including sales, use, property and employment taxes) will have been filed with the appropriate federal, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material); (ii) Seller will not have received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to the Seller's federal, state or local tax returns; (iii) all additional taxes, if any, assessed as a result of such examinations or audits shall have been paid; and (iv) to Seller's knowledge, there will be no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

        3.11 Litigation.    There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Station which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Station or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

        3.12 Contracts and Agreements.    The Station is not in default with respect to any of the contracts contained on Schedule 1.2 hereto, and, as of the Closing Date, the Station will have paid all sums and performed all obligations under such contracts which are required to be paid or performed prior to the Closing Date. True and complete copies of such contracts have been delivered to Purchaser on or prior to the date hereof.

        3.13 Business Records.    The Seller has, and after the Closing, Purchaser will have, the right to use the Business Records included in the Purchased Assets, free and clear of any royalty or other payment obligations.

        3.14 Third Party Consents.    The only consents from any person or entity which are required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 3.14 (the "Third Party Consents"); and all such Third Party Consents have been so obtained.

        3.15 Finders and Brokers.    Except for Houlihan Lokey Howard & Zukin and Gary Stevens and Associates, no person has as a result of any agreement entered into by the Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

        4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser hereby represents and warrants to the Seller as follows:

        4.1  Organization and Good Standing.    Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

        4.2  Due Authorization.    Subject to the FCC Order, Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

        4.3  Execution and Delivery.    Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the agreement of limited partnership of Purchaser; (ii) subject to the FCC Order, violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

        4.4  Consents.    No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby, other than the consent of the FCC or under the HSR Act. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Purchaser. Purchaser warrants that it is legally qualified to become a licensee of the Station and is aware of no impediment to the approval by the FCC of the assignment of the Governmental Licenses to Purchaser.

        4.5  Finders and Brokers.    No person has as a result of any agreement entered into by the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

        4.6  Purchaser's Qualification.    The Purchaser is in all material respects qualified legally, financially and otherwise to be the licensee of the Station, and has or shall have sufficient resources to pay in full all amounts due to the Seller under this Agreement when such amounts are due.

        5.    CERTAIN COVENANTS AND AGREEMENTS.

        5.1  Consummation of the Transaction.

        (a)  Each of the Seller and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement (including not only the sale and purchase of the Purchased Assets but also Seller's continued exclusive use after the Closing of the "KQQK" call letters) and will use all necessary and reasonable means at its disposal to obtain (and cooperate with the other party in obtaining) all necessary approvals of governmental authorities and Third Party Consents required to enable it to consummate the transactions contemplated by this Agreement. Except as otherwise provided herein, each of the Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

        (b)  If the FCC determines that the transactions contemplated hereby or a portion thereof are inconsistent or violative of FCC rules or regulations, or if the DOJ fails to grant the required approvals under the HSR Act, the parties agree that they will negotiate in good faith to amend, modify or restructure the transactions contemplated hereby so as to be consistent with FCC rules and regulations and/or the conditions imposed by the DOJ. Notwithstanding the foregoing, neither party shall be required to divest any of its other radio stations or agree to any material limitation on the operation of any of its radio stations as a condition of obtaining any required governmental approval.

        5.2  Public Announcements.    Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement (other than Purchaser's press releases issued pursuant to its obligations under federal securities laws) shall be jointly planned and agreed to by the Seller and Purchaser.

        5.3  Ordinary Course of Business.    During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, the Seller shall cause the Station to not knowingly take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

        5.4  Title Policy.    Seller shall reasonably assist Purchaser as requested so that Purchaser can obtain a Commitment for Title Insurance ("Commitment"), dated not earlier than the date of this Agreement, issued by a reputable title insurance company (the "Title Company") and, to the extent required by deficiencies in the Commitment, a current "as built" survey prepared by a duly licensed and registered land surveyor or engineer, for the Transmitter Site, showing Seller's title to such site to be good and indefeasible, together with legible copies of the deed which conveyed the Transmitter Site to Seller and all items and documents referred to in the Commitment. The Commitment will commit the Title Company to issue a standard Texas form of Owner's Title Policy with respect to the Transmitter Site (the "Owner's Title Policy") to Purchaser at the Closing. The cost of the Owner's Title Policy shall be borne by Purchaser. In the event that any material exceptions unacceptable to Purchaser appear in the Commitment and/or on any survey that are not set forth on Schedule 3.6, then Purchaser shall, within 15 days after receipt of the Commitment notify Seller in writing of such fact. Seller shall then use its best efforts to eliminate or modify such exceptions to the satisfaction of Purchaser prior to the Closing Date.

        5.5  Environmental Report.    At least 40 days before the FCC Order (or such longer period if necessary to avoid a delay of the Closing), Purchaser may elect, at its expense, to commission a Phase I environmental review of the Transmitter Site, using environmental consultants reasonably acceptable to Seller. The Seller will provide access to the Transmitter Site for the environmental consultants and will reasonably cooperate with such consultants in the preparation of their report. To the extent that such report reveals items affecting the Transmitter Site that cause the representations and warranties contained in Section 3.6(c) to be untrue (the "Remediation Activities"), Purchaser will provide a notice to the Seller listing the Remediation Activities and Purchaser's estimate of the costs to be borne by the Seller in connection with the Remediation Activities. Upon receipt of such notice, the Seller will either (i) complete the Remediation Activities prior to the Closing or (ii) authorize Purchaser to deduct the estimated cost of the Remediation Activities from the purchase price and to place such deducted funds in an escrow account (from which the actual costs of the Remediation Activities shall be paid and any remaining funds after completion of the Remediation Activities, together with any interest earned on such escrowed funds, shall be refunded to Seller); provided, however, that Seller's liability under this Section 5.5 shall not exceed an aggregate of $5.0 million. If Seller in good faith disputes the findings of the environmental consultants, it shall cause to be prepared other findings from an independent environmental consultant disputing the Remediation Activities and present them to Purchaser. If the parties cannot agree upon the Remediation Activities, the issue will be presented to an independent environmental consultant mutually acceptable to the parties (and whose fees and expenses will be borne equally by the parties), and the determination of such independent environmental consultant shall be determinative of the Remediation Activities.

        5.6  Station Announcements.    For the one week period following the Closing, the Purchaser shall broadcast on the Station two 15 second spots per hour indicating that the KQQK format has moved its frequency. Such spots will be produced by Seller, with the message content reasonably acceptable to Purchaser. Placement of the two spots within each hour will be at the discretion of Purchaser's station management.

        5.7  Non-Competition.

        (a)  For a period commencing on the Closing Date and continuing for two years thereafter (the "Restricted Period"), Purchaser hereby agrees that it will cause the Station, and any other radio station owned or operated by Hispanic Broadcasting Corporation or its subsidiaries in the Houston, Texas market (collectively the "HBC Houston Stations"), not to market itself principally as broadcasting in the "Tejano" broadcast format (the "Restricted Format"); provided, however, that the parties acknowledge that any of the HBC Houston Stations, being engaged in the business of broadcasting Spanish language programming, may broadcast Tejano music and may identify itself as broadcasting a range of music formats which includes Tejano music as a part of its general programming.

        (b)  If at any time during the Restricted Period any of the HBC Houston Stations is sold or otherwise transferred to someone other than Purchaser or one of its affiliates, then Purchaser will obtain the agreement of any such buyer, transferee and/or third party to comply with Section 5.7(a) above.

        (c)  In the event any aspect of the restrictions set forth in this Section 5.7 is declared illegal or unenforceable by the FCC or any court of competent jurisdiction, the parties hereby direct that such aspect which is determined to be illegal or unenforceable shall be amended by the FCC or such court (if either will do so) to the extent possible to make such aspect legal and enforceable.

        (d)  The breach of this Section 5.7 by Purchaser or subsequent owner of one of the HBC Houston Stations will result in irreparable and continuing damage to Seller for which there would be no adequate remedy at law. In the event that Purchaser shall fail to comply with the provisions of this Section 5.7, Seller and its successors and assigns shall be entitled to injunctive relief in addition to such other relief as may be appropriate at law in order to ensure compliance with the provisions of this Section 5.7.

        6.    CONDITIONS TO PURCHASER'S CLOSING.

        All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

        6.1  Representations, Etc.    The Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

        6.2  Governmental Consents.    All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and the FCC Order shall, at the Closing, be in full force and effect.

        6.3  No Adverse Litigation.    No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

        6.4  Closing Deliveries.    Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

        7.    CONDITIONS TO SELLER'S CLOSING.

        All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

        7.1  Representations, Etc.    Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

        7.2  Consents.    All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and the FCC Order shall, at the Closing, be in full force and effect.

        7.3  No Adverse Litigation.    No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

        7.4  Closing Deliveries.    The Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2.

        8.    DOCUMENTS TO BE DELIVERED AT CLOSING.

        8.1  To Purchaser.    At the Closing, there shall be delivered to Purchaser:

        (a)  The warranty deeds, bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section 2.3 hereof.

        (b)  A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3 hereof.

        (c)  The Business Records.

        8.2  To Seller.    At the Closing, there shall be delivered to the Seller:

        (a)  The purchase price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as the Seller may direct.

        (b)  A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

        (c)  An assumption agreement pursuant to which Purchaser shall assume the Assumed Contracts.

        9.    SURVIVAL.

        All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing; provided, however, that notice of any claim against the Purchaser or Seller, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within one year from the Closing Date (three years with respect to the representations set forth in Section 3.6(c)). The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made; provided, however, that any Phase I environmental investigation conducted by or on behalf of the Purchaser and any subsequent Remediation Activities completed pursuant to Section 5.5 shall preclude further claims after the Closing in respect of the specific matters disclosed in the Phase I environmental investigation or in respect of the matters purported to remedied by the Remediation Activities. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement.

        10.  INDEMNIFICATION OF PURCHASER.

        Subject to the limitations set forth in Sections 9 and 12, the Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of:

        (a)  any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances (collectively, together with the costs and expenses described in clause (c) below, being referred to herein as "Damages") suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement;

        (b)  any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station at all times prior to the Closing Date (other than the contractual liabilities specifically assumed as set forth in Section 1.2 hereto); and

        (c)  all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10;

provided, however, that after Closing, Seller shall have no liability to Purchaser hereunder until, and only to the extent that, Purchaser's aggregate Damages exceed $25,000.

        11.  INDEMNIFICATION OF SELLER.

        Subject to the limitations set forth in Sections 9 and 12, Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of:

        (a)  any and all Damages suffered, sustained, incurred or required to be paid by the Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement;

        (b)  any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

        (c)  any of the Assumed Contracts specifically assumed as set forth in Section 1.2; and

        (d)  all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11;

provided, however, that after Closing, Purchaser shall have no liability to Seller hereunder until, and only to the extent that, Seller's aggregate Damages exceed $25,000.

        12.  GENERAL RULES REGARDING INDEMNIFICATION.

        The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

        (a)  The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

        (b)  If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) counsel to such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Sections 10 and 11 hereof, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In the latter such case only that portion of such fees and expenses of the indemnified party's separate counsel reasonably related to matters covered by the indemnity agreements contained in Section 10 or 11 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

        (c)  The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

        (d)  The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

        (e)  If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

        (f)    Except as herein expressly provided, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

        13.  TERMINATION AND RESCISSION RIGHTS; RISK OF LOSS.

        13.1 Termination.    This Agreement may be terminated by the mutual consent of Purchaser and Seller, or by either Purchaser or Seller, if the terminating party is not then in material breach of its obligations hereunder, upon written notice to the other upon the occurrence of any of the following:

        (a)  By the terminating party, if the other party is in material breach of its obligations hereunder, and such breach has not been cured by the other party within 30 days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within 30 days and the breaching party is diligently attempting to cure such breach);

        (b)  If the FCC denies the FCC Application or favorable treatment under the HSR Act has not occurred and the parties have exhausted all FCC agency appeals and HSR Act appeals and have exhausted all of the duties under Section 5.1 to modify or restructure the transaction, and the terminating party believes in good faith (based upon the advice of its FCC counsel) that any further appeal or effort is unlikely to result in overturning the FCC's decision or DOJ's decision;

        (c)  By either Purchaser of Seller, if the costs of the Remediation Activities described in Section 5.5 exceed $5.0 million and if Seller is unwilling to permit any such costs in excess of $5.0 million to be deducted from the purchase price hereunder; or

        (d)  If the Closing has not occurred on or before March 31, 2002.

In connection with the foregoing, the parties acknowledge that (i) a failure of the FCC and/or DOJ to grant approval of the transactions contemplated hereby shall not be deemed a breach of this Agreement by any party which continues to pursue in good faith the actions stated in Section 5.1(a) hereof and (ii) a failure of the Seller to deliver the lien releases contemplated by the Third Party Consents shall not be deemed a breach of this Agreement by Seller so long as Seller in good faith is attempting to obtain such lien releases.

        13.2 Rescission.    In the event the parties elect to close prior to the time the FCC Order has become a Final Order, Purchaser and Seller shall enter into rescission agreement to be mutually agreed upon which provides for unwinding the transaction in the event a Final Order is not obtained.

        13.3 Risk of Loss.    The Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets shall suffer any material damage or destruction prior to the Closing Date (a "Casualty Loss"), the Seller shall promptly notify the Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at its sole expense, and shall advise the Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. The Seller may elect to extend the Closing Date for a period not exceeding 60 days to accomplish such restoration, repair or replacement and/or to locate temporary or provisional facilities that provide broadcast signal coverage at least as favorable to the Purchaser as the signal broadcast from the Transmitter Site at its authorized height and signal strength in accordance with the Governmental Licenses and at no additional cost to Purchaser ("Suitable Replacement Facilities"), but is not required to do so. If such restoration, repair or replacement is not accomplished prior to the Closing Date, as the same may be extended as provided herein, the following provisions shall apply:

          (a)  if the Station is operating from the Transmitter Site at its authorized height and signal strength in accordance with the Governmental Licenses or is operating from Suitable Replacement Facilities, the Purchaser shall receive all insurance proceeds paid or payable to Seller in respect of the Casualty Loss, close this Agreement and thereafter complete such restoration, repair or replacement at its sole expense and without any liability of Seller in respect thereof; provided, however, that if the insurance proceeds are insufficient to complete the estimated costs of such restoration, repair or replacement, Purchaser may deduct such deficiency from the purchase price payable hereunder; provided further, however, that if Seller disputes Purchaser's calculation of such deficiency, the parties shall submit such issue to a mutually acceptable firm of independent consulting engineers (the fees and expenses of which shall be borne equally by the parties), whose determination of such issue shall be binding upon the parties; or

          (b)  if the Station is not operating from the Transmitter Site at its authorized signal strength in accordance with the Governmental Licenses and is not operating from Suitable Replacement Facilities, then Purchaser may elect to terminate this Agreement without liability of Seller.

        14.  SPECIFIC PERFORMANCE

        The parties acknowledge that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Purchaser agree that each shall be entitled, in the event of a default by the other, to specific performance of any of the provisions of this Agreement, in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

        15.  MISCELLANEOUS PROVISIONS.

        15.1 Expenses.    Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

        15.2 Prorations.    All items of income and expense arising from the operation of the Station with respect to the Purchased Assets and the Assumed Contracts on or before the close of business on the Closing Date shall be for the account of the Seller and thereafter shall be for the account of the Purchaser. Proration of the items described below between the Seller and the Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of the Seller transferred to and assumed by the Purchaser hereunder.

        (a)  Liability for state and local taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fee for the Station payable with respect to the year in which the Closing Date falls shall each be prorated as between the Seller and the Purchaser on the basis of the number of days of the tax year elapsed to and including such date.

        (b)  Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts or utility services to be assumed by the Purchaser shall be prorated between the Seller and the Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed 90 days) thereafter. The Seller and the Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 15.2.

        15.3 Amendment.    This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

        15.4 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to the Purchaser:

        3102 Oak Lawn, Suite 215
        Dallas, Texas 75219
        Attn: President
        Fax: (214) 525-7750

        with copy (which shall not constitute notice) to:

        Hallett & Perrin
        717 N. Harwood, 14th Floor
        Dallas, Texas 75201
        Attn: Bruce H. Hallett
        Fax: (214) 953-0576

If to the Seller:

        1980 Post Oak Boulevard, Suite 1500
        Houston, Texas 77056
        Attn: President
        Fax: (713) 621-5325

        with copy (which shall not constitute notice) to:

        Davis Wright Tremaine LLP
        1500 K Street, Suite 450
        Washington, D.C. 20005
        Attn: Lawrence Roberts and Mary Plantamura
        Fax: (202) 508-6699

        Goldman Sachs Credit Partners
        85 Broad Street
        29th Floor
        New York, New York 10004
        Attn: Jody LaNasa
        Fax: (212) 902-3757

        O'Melveny & Myers, LLP
        Citigroup Center
        153 East 53rd Street
        New York, New York 10022-4611
        Attn: Yongjin Im
        Fax: (212) 326-2061

        15.5 Assignment.    This Agreement may not be assigned by either party without the prior consent of the other party, which shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

        15.6 Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.7 Headings.    The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

        15.8 Entire Agreement.    This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

        15.9 Waiver.    No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

        15.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue with respect to any dispute or controversy shall be proper only in Houston, Texas.

        15.11    Certain Definitions.    As used in this Agreement, "affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

        15.12    Intended Beneficiaries.    The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

        15.13    Mutual Contribution.    The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

        15.14    Time of the Essence.    All time periods stated in this Agreement are deemed to be material and are of the essence.

[signatures on following page]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HBC Broadcasting Texas, L.P. By HBC GP Texas, Inc. (general partner)
By:	/s/ JEFFREY T. HINSON
HBC License Corporation
By:	/s/ JEFFREY T. HINSON
KQQK Inc.
By:	/s/ THOMAS H. CASTRO Thomas H. Castro, President
KQQK License, Inc.
By:	/s/ THOMAS H. CASTRO Thomas H. Castro, President

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ASSET PURCHASE AGREEMENT